Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 26, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Portman Ridge Finance Corporation (formerly known as “KCAP Financial Inc”), and dated April 20, 2018 with respect to the senior securities table of Portman Ridge Finance Corporation, included in the Registration Statement (Form N-14).

/s/ Ernst & Young LLP

New York, New York
September 6, 2019